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                                                          EXHIBIT 10.80


                              December 23, 1998



PERSONAL AND CONFIDENTIAL

Dr. Dany Y. Tse
Co-Chairman, Founder and President
  of Clinical Services Council
Gentle Dental Service Corporation
900 Washington St., Suite 1100
Vancouver, WA 98660

       RE:  SEPARATION AGREEMENT AND MUTUAL RELEASE

Dear Dany:

     This letter, when signed by you, will constitute our Agreement regarding your separation from Gentle Dental Service Corporation ("Gentle Dental").
The parties to this Agreement are you and Gentle Dental.

     1. TERMINATION OF EMPLOYMENT. Your employment with Gentle Dental will continue through December 31, 1998 (the "Termination Date"), when your employment with Gentle Dental will end. By execution of this Agreement, you will resign as an employee, officer and director of Gentle Dental effective as of December 31, 1998. In addition, your Employment Agreement with Gentle Dental dated July 1, 1998 (the "Employment Agreement") is hereby terminated effective as of December 31, 1998. Any and all post-termination obligations of either party under the Employment Agreement are superseded and replaced by this Agreement. The Proprietary Information Agreement between you and Gentle Dental is not terminated.

     2. CONSULTING AGREEMENT. During the period from January 1, 1999 to December 31, 2000 (the "Consulting Period"), you agree to provide consulting services to the Company on a project basis related to your area of expertise (i.e. Clinical Services in Dentistry) at mutually agreeable times and completion dates. You understand that the Company will not provide office space as part of the consulting arrangement. You will be paid the following annual amounts during the Consulting Period:

           1999:     $257,580 ($243,000 increased by 6%)
           2000:     $273,035 ($257,580 increased by 6%)

The consulting payments shall be made in monthly installments equal to 1/12th of the annual amount. The first monthly consulting payment is due on January 31, 1999 and subsequent payments are due on the last day of each month during the Consulting Period. All payments will be subject to applicable income tax and employment tax withholding.

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     3.   SEVERANCE PAYMENTS.  Gentle Dental will pay you severance payments from January 1, 2001 through June 30, 2003 (the "Severance Period"). You will be paid the following annual amounts during the Severance Period:

           2001:     $289,417 ($273,035 increased by 6%)
           2002:     $306,782 ($289,417 increased by 6%)
           2003:     $162,594 (1/2 of $306,782 increased by 6%)

The severance payments shall be made in monthly installments equal to 1/12th of the annual amount (1/6th of the annual amount in 2003). The first monthly severance payment is due on January 31, 2001 and subsequent payments are due on the last day of each month during the Severance Period. All payments will be subject to applicable income tax and employment tax withholding.

     4. STOCK OPTIONS. Effective on December 31, 1998, all options you hold to purchase Gentle Dental stock will be fully vested and exercisable consistent with the terms of the Employment Agreement. Under the terms of the two stock options granted to you in 1998, you will be entitled to exercise those options at any time until the expiration of three months after the end of the Consulting Period. Under the terms of the three stock options granted to you prior to 1998, you will be entitled to exercise those options only until March 31, 1999.

    5. COMPANY BENEFITS. Gentle Dental will request its health care insurer that you and any dependents currently insured under its health benefits plan (the "Plan") be continued as participants during the Consulting and Severance Periods. If that request is allowed, Gentle Dental will pay for the benefits or premiums on the same basis that it pays for its employees. If you are entitled to participate in the Plan during the Consulting and Severance Periods, to the extent permitted by the Plan, you will be entitled to continue your group health coverage through Gentle Dental under a federal law called COBRA after the end of the Severance Period.
Under COBRA, you may elect to purchase continued group health coverage through Gentle Dental at the full premium rate plus an administrative fee for up to an 18-month period.

     If Gentle Dental's request to allow you and your dependents to remain on the Plan is denied, or if the eligibility of you and your dependents to be participants in the Plan ends before the end of the Consulting and Severance Periods, and you elect COBRA benefits, Gentle Dental shall reimburse you for the continuation of benefits for you and your dependents under COBRA until the end of the Severance Period in the amount Gentle Dental would have paid if you continued to be eligible under the Plan. If your elibility for COBRA benefits ends before the end of the Consulting and Severance Periods, you will arrange for your own health insurance coverage and Gentle Dental will reimburse you on a monthly basis until the end of the Severance Period an amount equal to the amount Gentle Dental would have paid to cover you under the Plan if you were eligible.

     Gentle Dental will also request its group life insurer that you be continued as a participant in that plan during the Consulting and Severance Periods. If that request is allowed, Gentle Dental will pay the premiums on the same basis that it pays for its employees.

     6. PROFESSIONAL CORPORATIONS. By execution of this Agreement, you will resign effective as of December 31, 1998 any position you hold as an officer or director of Dany Tse,

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P.C., Tse, Saiget, Watanabe & McClure, Inc., P.S., and Gentle Dental of
Oregon, P.C. (the "Professional Corporations"). You acknowledge that under the terms of the Shares Acquisition Agreements between Gentle Dental, you, and each of the Professional Corporations, Gentle Dental intends to exercise its right to cause you to transfer your stock in each of the Professional Corporations to one or more eligible dentists. You agree to cooperate fully and to sign any documents necessary or appropriate to effectuate those transfers. You also agree to execute a Mutual Release with each of the Professional Corporations.

     7.   RESTRICTIVE COVENANTS.

     (a) NON-SOLICITATION. You agree that during the period from January 1, 1999 to December 31, 2000, you shall not, directly or indirectly, solicit, entice, encourage or induce any person (other than your wife) who at any time within one month prior to your termination of employment or at any time during the Consulting Period shall have been an employee of Gentle Dental or any of its subsidiaries, or who is a dentist who is employed by or performing professional services for any dental practice managed by Gentle Dental or one of its subsidiaries, to become employed by or associated with any person, firm or corporation other than Gentle Dental, and you shall not approach any such employee or dentist for such purpose or encourage the taking of such actions by any other person, firm or corporation or assist any such person, firm or corporation in taking such action; provided, however, that this subsection shall not prohibit you from taking any such action with respect to any employee or other person whose employment or service relationship was terminated by Gentle Dental prior to any such action by you.

     (b) NON-COMPETE. You agree that during the period from January 1, 1999 to December 31, 2000, you shall not, directly or indirectly, within a 50 mile radius of any location where Gentle Dental or any of its subsidiaries owns, manages, develops, or operates any dental practice or assets, engage or participate or make any financial investments in, or become employed by, or act as an agent or principal of, or render advisory or other services to or for, any person, firm or corporation that is engaged, directly or indirectly, in any line of business of Gentle Dental (a "Competing Enterprise"). A Competing Enterprise shall not include (i) any practice of dentistry with or consulting to a group of 10 or fewer dentists or (ii) any practice of dentistry with a group of more than 10 dentists or consulting with such a group on clinical matters, provided that you do not consult on or participate in acquisitions of dental practices or recruitment of dentists. Similarly, nothing herein contained shall restrict you from engaging in the solo practice of dentistry. Nothing herein contained shall restrict you from holding investments in not more than three percent of the voting securities of any Competing Enterprise whose stock is listed on a national securities exchange or is actively traded on the National Association of Securities Dealers Automated Quotation System, so long as in connection with such investments you do not render services to a Competing Enterprise.

     (c)   NON-DISPARAGEMENT.   You will not disparage Gentle Dental, its
officers, directors, managers or employees, and you will not assist, support or cooperate with any other person or entity in asserting any type of claim against Gentle Dental, its officers, directors, managers or employees unless compelled to do so by law. Gentle Dental will not authorize any disparaging statements about you, and will not assist, support or cooperate with any other person or entity in asserting any type of claim against you unless compelled to do so by law.

     (d) CONSEQUENCES OF BREACH. You acknowledge that damages at law would not be an

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adequate remedy for violation of this Section 7 and you therefore agree that the provisions of this Section 7 may be specifically enforced against you in any court of competent jurisdiction. Gentle Dental also may seek damages for any breach by you of this Section 7, but Gentle Dental agrees that breach of this Section 7 by you shall not give Gentle Dental a right to stop making consulting and severance payments to you.

     8. PUBLIC ANNOUNCEMENT. Gentle Dental will release a statement that you have resigned from Gentle Dental and entered into a consulting agreement in order to spend more time with your family and to pursue charitable interests. Neither you nor Gentle Dental will make any other public announcements regarding the other without the prior review and approval of the other, except that Gentle Dental shall not be obligated to obtain your approval for any public announcement that Gentle Dental reasonably believes it is obligated to make under any law or rule applicable to it.

     9. TERMINATION OF AFFILIATE STATUS. For all securities law purposes, Gentle Dental will treat you as if you ceased to be an affiliate of Gentle Dental as of December 31, 1998, and will instruct its transfer agent accordingly in connection with any proposed sale by you of Gentle Dental stock or the stock of the new parent holding company resulting from Gentle Dental's proposed merger with Dental Care Alliance, Inc.

     10. MUTUAL RELEASE. Except for the rights and claims created under this Agreement or any other agreement entered into concurrently herewith, you hereby waive any legal rights and release and forever discharge Gentle Dental, and Gentle Dental hereby waives any legal rights and releases and forever discharges you from any and all liability, demands, claims, suits, actions, charges, damages, judgments, levies or executions, whether known or unknown, liquidated, fixed, contingent, direct or indirect, which either party has, could have or could raise against the other.

     You and Gentle Dental each acknowledge the full and final waiver and release of all claims of every kind, nature or description whatsoever you or Gentle Dental has or may have against the other, specifically including but not limited to all claims for relief or remedy of any type under any state or federal laws, including but not limited to federal and state statutes and common law claims based on alleged breach of contract, breach of fiduciary duty, breach of statutory duty, misrepresentation, fraud, defamation, interference, negligence or tortious conduct of any type whatsoever, or any other common law theories. This Mutual Release specifically includes, but is not limited to, claims relating to civil rights, employment discrimination (based on race, color, age, sex, national origin, marital status, handicap, veteran status, religion, workers' compensation and family relationship), labor, employment rights or benefits, or relating to employment or termination of employment, wage payments, and claims for additional compensation, back pay or benefits of any type (except in accordance with the terms of the Agreement); and including but not limited to any claim for attorneys' fees or costs, for reinstatement or reemployment, or for compensatory or punitive damages under any applicable statutes or common law theories, except to the extent that waiver or release of future claims is specifically prohibited by law.

     This Mutual Release also specifically includes, but is not limited to, all potential claims based upon Title VII of the Civil Rights Act of 1964, the Post-Civil War Civil Rights Act (42 USC -Section-1981-1988), the Civil Rights Act of 1991, the Equal Pay Act, the Age Discrimination in Employment Act, the Older Workers' Benefit Protection Act, the Worker Adjustment and

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Retraining Notification Act, the Americans with Disabilities Act, the
Rehabilitation Act of 1973, the Family and Medical Leave Act, the Vietnam Era Veterans Readjustment Assistance Act, the Fair Labor Standards Act, Executive Order 11246, as amended, the civil rights, employment, and labor laws of any state or the United States, all as amended, and any regulations under such authorities. This Release covers all claims brought in any capacity including but not limited to that of officer, shareholder or employee.

     For purposes of this Mutual Release provision, the term "Gentle Dental" includes Gentle Dental Service Corporation, its parent, subsidiary or affiliated companies, its present and former agents, employees, insurers, officers, directors, shareholders and assigns, and any related or successor corporations, subsidiaries, franchises, or businesses.

     Notwithstanding the foregoing, this Mutual Release shall not apply to your right to be paid salary and reimbursed for expenses under the Employment Agreement through the end of your employment, and this Mutual Release does not affect your rights to indemnity or insurance coverage for claims of third parties arising in connection with your service as an officer or director of Gentle Dental.

     11. ADDITIONAL ACKNOWLEDGMENTS. You acknowledge that Gentle Dental has no legal obligation to provide you with these separation/transition benefits except as part of this Agreement. These benefits are unique to you and your circumstances and are in lieu of any other separation or severance benefits to which you might otherwise be entitled under any policy, plan or practice of Gentle Dental.

     You further acknowledge that this Agreement contains the entire agreement between you and Gentle Dental regarding the terms of your separation from employment. You acknowledge that no representations have been made to you by Gentle Dental other than those set forth in this Agreement.

     You further acknowledge that you have been given at least 21 days to consider this Agreement and to discuss it with financial or legal counsel of your choice, and that you voluntarily sign it and agree to be bound by its terms. You understand that this Agreement must be signed within 21 days after you receive it in order for you to be entitled to the benefits given under it. However, you may revoke this Agreement by sending me a written statement to that effect within 7 days after you have signed it. Unless you revoke it, the Agreement will be effective 7 days after you have signed it; Gentle Dental will then provide you with the benefits stated in this Agreement.

     You further acknowledge that you have not filed any complaint, criticism, claim, charge, grievance, demand or other inquiry or proceeding against Gentle Dental (as defined for purposes of Section 10) with any governmental agency, arbitration board or association, court, administrative or other enforcement or adjudicative body.

     12. SUCCESSORS AND ASSIGNS. This Agreement shall be binding on and inure to the benefit of the parties hereto and their heirs, executors, legal representatives, successors and assigns. Neither party shall have the right to assign its obligations, or all or any portion of their rights or interests under this Agreement without the prior written consent of the other party hereto, and any attempt to do so will be null and void; provided, however, that the rights and obligations of Gentle Dental under this Agreement and the Proprietary Information Agreement

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shall be assigned to and assumed by the new parent holding
company resulting from Gentle Dental's proposed merger with Dental Care Alliance, Inc. at the effective time of that merger.

     13. GOVERNING LAW. This Agreement is made and entered into and is to be governed by the internal laws of the State of Washington applicable to agreements made and to be performed entirely within such state without regard to the conflicts of law principles of such state.


     14. AGREEMENT TO ARBITRATE ANY DISPUTES. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitration panel shall be composed of three persons with corporate business experience in management or legal positions. The arbitration proceedings shall be conducted in Vancouver, Washington or Portland, Oregon. The arbitrators shall have the authority to award such remedies or relief that a court of the state where the arbitration take place could order or grant in an action governed by Washington law.

     To execute this Agreement, please sign the enclosed copy where indicated and return the signed copy to me.

                                        Sincerely,

                                        GENTLE DENTAL SERVICE CORPORATION



                                        By: /s/ MICHAEL T. FIORE
                                           ------------------------------------
                                            Michael T. Fiore
                                            Co-Chairman, President and
                                            Chief Executive Officer


ACKNOWLEDGMENT AND AGREEMENT:


     I have read this entire Separation Agreement and Mutual Release. I understand that by signing below I am entering a legal agreement and releasing legal rights. I have chosen voluntarily to enter this Agreement after careful consideration.

AGREED:

/s/ Dany Y. Tse
---------------------------------        Date: December 23, 1998
Dany Y. Tse                                    -----------------------


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